HILLS BANCORPORATION
                                   EXHIBIT 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                           Three Months Ended
                                                                March 31
                                                         -----------------------
                                                           1996          1995
                                                         -----------------------


Shares of common stock, beginning ................      1,463,604      1,463,319
    Shares issued during this period .............           --
                                                        ---------      ---------

Shares of common stock, ending ...................      1,463,604      1,463,319
                                                        =========      =========

Weighted average number of shares ................      1,473,069      1,472,397
    outstanding #                                       =========      =========

Earnings and Earnings per share:

    Net income (in thousands) ....................      $   1,426      $   1,217
                                                        =========      =========

    Earnings per common share ....................      $     .97      $     .83
                                                        =========      =========


# Computation of weighted average number of shares include equivalent shares attributable to stock options granted in 1993, computed under the treasury stock method.